Exhibit 99.1 Press Release issued October 13, 2005

Contact Information: Mr. Dallas Talley, CEO, Capacitive Deionization Technology Systems, Inc., 13636 Neutron Road, Dallas, Texas 75244, phone (972) 934-1586; e-mail: cdtinc@cdtwater.com

CDT SYSTEMS SIGNS DEVELOPMENT AND MANUFACTURING AGREEMENT WITH VML TECHNOLOGIES

CDT Systems, Inc., (The "Company") Dallas, Texas (OTCBB-CDTN) announced today that it has signed an agreement with VML Technologies, Inc. whereby VML will provide polymerization services through September 30, 2007. Polymerization is the first step in production of the aerogel material that is the heart of the Company's capacitive deionization cells.

According to Dallas Talley, President and CEO of the Company, "We remain committed to the strategy of owning our own manufacturing facility. The capacity provided by VML will serve us until we are able to fund, build, and operate our own facility. Additionally, VML will provide a source of additional capacity even after we commence our own operations."

The Company will also continue to utilize its outsourcing arrangement with Carbon-Carbon Advanced Technology ("C-CAT") in Fort Worth, Texas to provide pyrolization technology and services to the Company. C-CAT is a NASA certified design and manufacturing contractor for carbon-carbon material sciences which includes aerogel. Pyrolization is the second step in the production of aerogel. After pyrolization, the capacitive deionization cells are assembled in the Company's newly-expanded facilities in Dallas, Texas. C-CAT's existing pyrolization capacity will satisfy CDT Systems' pyrolization requirements forecast until the Company can operate its own facility.

CDT Systems is the licensee for the Lawrence Livermore National Laboratory's (LLNL) patented capacitive deionization technology for water purification and desalination applications. LLNL has granted a worldwide license to CDT Systems, Inc. for continued development, manufacturing and marketing of Carbon Aerogel and Capacitive Deionization Technology. The Company has developed its own proprietary technology which, when combined with the LLNL licensed technology, is being commercialized as a deionization cell that can be incorporated in purification systems for the following applications:  brackish water or seawater conversion; industrial and agricultural ground water remediation; purification for boiler applications; production of ultra pure water for manufacturing; nuclear waste remediation; and medical applications.

Statements about CDT's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely upon a number of assumptions concerning future events and are subject to a number of uncertainties and other factors outside CDT's control, which could cause actual results to differ materially from such statements. While CDT believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for CDT's products and services, the ability to fund and construct a new facility, and worldwide economic and political conditions. These and other risk factors are discussed in CDT's filings with the Securities and Exchange Commission, copies of which are available to the public. CDT expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.